UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 20, 2017

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2017, Approach Resources Inc., as borrower (the “Company”), and certain of its subsidiaries, as guarantors, entered into the fourth amendment (the “Fourth Amendment”) to its Amended and Restated Credit Agreement originally dated as of May 7, 2014, by and among the Company and its subsidiary guarantors, JPMorgan Chase Bank, N.A., as the Administrative Agent, and each of the Lenders party thereto (as amended, the “Credit Agreement”).

The Fourth Amendment, among other things:

(a)	extends the maturity date of the Credit Agreement from May 7, 2019, to May 7, 2020;

(b)	reaffirms the borrowing base at $325 million;

(c)

revises the Company’s minimum permitted ratio of EBITDAX to consolidated cash interest expense to (i) 1.50 to 1.00 as of the last day of any fiscal quarter through December 31, 2017, (ii) thereafter 1.75 to 1.00 as of the last day of any fiscal quarter through December 31, 2018, (iii) thereafter 2.25 to 1.00 as of the last day of any fiscal quarter through December 31, 2019, and (iv)  2.50 to 1.00 as of the last day of any fiscal quarter thereafter;

(d)

adds a maximum permitted ratio of total debt to EBITDAX of (i) 5.00 to 1.00, as of the last day of any fiscal quarter from March 31, 2019 , through June 30, 2019, (ii) thereafter 4.75 to 1.00 as of the last day of any fiscal quarter through December 31, 2019, and (iii) 4.00 to 1.00 as of the last day of any fiscal quarter thereafter;

(e)	requires unanimous Lender approval to waive or amend the maximum permitted ratio of total debt to EBITDAX with respect to the fiscal quarter ending March 31, 2019;

(f)	increases the interest rate margin applicable to loans by 50 basis points;

(g)	increases the minimum percentage of mortgaged proved oil and gas properties from 90% to 95%; and

(h)	requires the Company to enter into hedges, not later than February 5, 2018, covering 50% of the Company’s reasonably anticipated 2018 oil and gas production.

The foregoing description of the Fourth Amendment is qualified in its entirety by the complete text of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

The disclosure provided under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03 as if fully set forth herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2017, pursuant to the terms of the previously disclosed Stockholders Agreement, dated as of January 27, 2017, by and among the Company, Wilks Brothers, LLC and SDW Investments, LLC (the “Stockholders Agreement”), James H. Brandi, a member of the Company’s board of directors (the “Board”), delivered the Company a conditional notice of resignation, effective December 31, 2017. The resignation will become effective December 31, 2017, in the event that Wilks Brothers, LLC and SDW Investments, LLC own 40% or more of the outstanding common stock of the Company as of such date.

Pursuant to the Stockholders Agreement, the Board has approved, conditioned on the effectiveness of Mr. Brandi’s resignation on December 31, 2017, a reduction in size from eight members to seven members.

Mr. Brandi is currently a member of the Company’s Audit Committee and Compensation Committee. Mr. Brandi’s resignation was pursuant to the terms of the Stockholders Agreement, and was not the result of any disagreement with the Company.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1

Fourth Amendment dated as of December 21, 2017, to Amended and Restated Credit Agreement dated as of May 7, 2014, by and among the Company and its subsidiary guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, and each of the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Approach Resources Inc.

By:	/s/ Josh E. Dazey
Josh E. Dazey
Vice President - General Counsel

Date:  December 26, 2017

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